CHURCHILL DOWNS INCORPORATED
2022 EXECUTIVE ANNUAL INCENTIVE PLAN
Effective as of January 1, 2022
1.PURPOSE
The Churchill Downs Incorporated 2022 Executive Annual Incentive Plan (the “Plan”), as set forth herein, sets forth the terms and conditions pursuant to which certain cash bonuses may be payable to certain key executives of the Company. The purpose of the Plan, as herein stated, is to provide performance-based cash bonus compensation for Participants based on the attainment of one or more performance goals or targets that are determined by the Compensation Committee to be related to the success of the Company, and that are established from time to time by the Compensation Committee, as part of an integrated compensation program.
2.DEFINITIONS
The following words and phrases as used herein shall have the following meanings, unless a different meaning is plainly required by the context:
(a)“Board” or “Board of Directors” shall mean the board of directors of the Company.
(b)“Bonus Formula” shall mean the formula pursuant to which bonuses payable to Participants for each Performance Period are determined, based on the extent to which the performance goal or goals set forth therein have been achieved during the Performance Period, which formula can be revised at the discretion of the Compensation Committee.
(c)“Compensation Committee” shall mean the Compensation Committee of the Board of Directors, or such other committee established by the Board, in any case consisting exclusively of two or more members of the Board, to act as the administration committee with respect to the Plan.
(d)“Company” shall mean Churchill Downs Incorporated or any successor or successors thereto.
(e)“Designated Beneficiary” shall mean the person, if any, specified in writing by the Participant to receive any payments due to the Participant in the event of the Participant’s death. In the event no person is specified by the Participant, the Participant’s estate shall be deemed to be the Designated Beneficiary.
(f)“Effective Date” shall mean January 1, 2022.
(g)“Participant” shall mean each executive officer of the Company, as the Compensation Committee shall select from time to time to participate in the Plan for a particular Performance Period.
(h)“Performance-Based Bonus” shall mean the cash bonus payable to a Participant under Section 6(a).
(i)“Performance Period” shall mean a calendar year or any other period (not to exceed a year) commencing on or after January 1, 2022, with respect to which a Bonus Formula is established.
3.PARTICIPATION

Each executive officer of the Company, as the Compensation Committee shall select from time to time to participate in the Plan for a particular Performance Period shall be a Participant in the Plan for that Performance Period.
4.TERM OF PLAN
The Plan shall be in effect as of the Effective Date and shall continue until terminated by the Board of Directors.
5.BONUS ENTITLEMENT
A Participant shall be entitled to receive a bonus with respect to a Performance Period in accordance with the provisions of Section 6 of the Plan only after certification in writing by the Compensation Committee that the performance goals, consistent with the provisions of Section 6, and as set forth in the Bonus Formula applicable for such Performance Period, have been satisfied. Unless a different payment date is established by the Compensation Committee with respect to a Performance Period, the bonus payment with respect to a Performance Period shall be payable to the Participant on or before March 15 of the year following the end of such Performance Period. Except as may be otherwise provided by the Compensation Committee, in its discretion, or as otherwise required in any written employment or separation agreement between the Company and the Participant, no bonus payment shall be made to any Participant who is not employed by the Company as of the date of such payment.
6.DETERMINATION OF PERFORMANCE-BASED COMPENSATION BONUS
(a)Performance-Based Bonus. Each Participant, or the Designated Beneficiary of a deceased Participant, shall be entitled to a bonus with respect to a Performance Period that is equal to the amount determined by reference to the Bonus Formula applicable for such Performance Period; provided, however, that any bonus payment may be increased, decreased, or eliminated at the discretion of the Compensation Committee, as provided in Section 6(c) below.
(b)Performance Goals. The bonus payable to a Participant for a Performance Period shall be derived from the Bonus Formula for that Performance Period depending on the attainment of one or more performance goals or targets as are specified for the Bonus Formula, which performance goals or targets may be based on one or more of the following business criteria (which may be determined for these purposes either by reference to the Company as a whole or by reference to any one or more of its subsidiaries, operating divisions or other operating units): stock price; total shareholder returns; sales or revenues, whether in general, by type of product or service, or by type of customer; gross earnings; pretax income; operating income; earnings before interest and/or taxes; earnings before interest, taxes, depreciation, and/or amortization; operating cash flow; free cash flow; net income; earnings per share; return measures, including pre-tax or after-tax, before or after depreciation and amortization: return on assets, capital, investment, equity, sales or revenue; economic profit; economic value added; cost reductions and savings; productivity; market share; racing handle; customer attendance measures; customer or employee satisfaction; financial ratios as provided in credit agreements of the Company and its affiliates; working capital targets, including net working capital, inventory, accounts payable, and accounts receivable measured in absolute terms or as turnover metrics (e.g., relative to sales or cost of goods sold, including number of days); completion of acquisitions of business or companies; completion of divestitures and asset sales; achievement of specified legislative or regulatory outcomes; completion of other material projects; any variation or combination of the preceding business criteria, or such other goals as the Compensation Committee may determine whether or not listed herein. The foregoing performance goals may be stated in absolute terms or may be expressed relative to performance in a specified prior period or to the performance of other specified enterprises. In addition, the Compensation Committee may utilize as an additional performance measure the attainment by a Participant of one or more personal objectives and/or goals that the Compensation Committee deems appropriate, including, but not limited to, implementation of Company policies, negotiation of significant corporate transactions, development of long-term business goals or strategic plans for the Company, or the exercise of specific areas of managerial responsibility. A Performance-Based Bonus potentially payable with respect to a Performance Period shall be considered to be a Performance-Based Bonus payable with respect to the calendar year within which such Performance Period ends. In establishing the Bonus Formula or determining the achievement of a performance goal, the Compensation Committee may provide that achievement of the applicable performance goals may be amended or adjusted to include or exclude components of any performance goals, including, without limitation, foreign exchange gains and losses, asset write-downs, acquisitions and divestitures, change in fiscal year, unbudgeted capital expenditures, special charges such as restructuring or impairment charges, debt refinancing costs, extraordinary or noncash items, unusual, infrequently occurring, nonrecurring or one-time events affecting the Company or its financial statements or changes in law or accounting principles. Performance goals and the determination of the Bonus Formula shall be subject to such other special rules and conditions as the Compensation Committee may establish at any time. In addition, equitable adjustments will be made to any performance goal related to Company stock (e.g., earnings per share) to reflect changes in corporate capitalization, including, without limitation, stock splits and reorganizations.
(c)Committee Discretion. Notwithstanding the determination of a Participant’s bonus or bonuses under the provisions of this Section 6 (without regard to this Section 6(c)), the Compensation Committee may, at its sole discretion and at any time prior to the time a particular bonus is paid, increase or decrease the amount of or totally eliminate any such bonus or bonuses to the extent the Compensation Committee determines that such increase, decrease, or elimination is appropriate under such facts and circumstances as the Compensation Committee deems relevant.
7.PLAN ADMINISTRATION COMMITTEE
(a)Powers. The Compensation Committee shall have the power and duty to do all things necessary or convenient to effect the intent and purposes of the Plan and not inconsistent with any of the provisions hereof, whether or not such powers and duties are specifically set forth herein, and, by way of amplification and not limitation of the foregoing, the Compensation Committee shall have the power to:
(i)provide rules and regulations for the management, operation and administration of the Plan, and, from time to time, to amend or supplement such rules and regulations;
(ii)construe the Plan, which construction, as long as made in good faith, shall be final and conclusive upon all parties hereto; and
(iii)correct any defect, supply any omission, or reconcile any inconsistency in the Plan in such manner and to such extent as it shall deem expedient to carry the same into effect, and it shall be the sole and final judge of when such action shall be appropriate.
The resolution of any questions with respect to payments and entitlements pursuant to the provisions of the Plan shall be determined by the Compensation Committee, and all such determinations shall be final and conclusive.
(b)Indemnity. No member of the Compensation Committee shall be directly or indirectly responsible or under any liability by reason of any action or default by him as a member of the Compensation Committee, or the exercise of or failure to exercise any power or discretion as such member. No member of the Compensation Committee shall be liable in any way for the acts or defaults of any other member of the Compensation Committee, or any of its advisors, agents or representatives. The Company shall indemnify and save harmless each member of the Compensation Committee against any and all expenses and liabilities arising out of his or her own membership on the Compensation Committee.
(c)Participant Information. The Company shall furnish to the Compensation Committee in writing all information required by the Compensation Committee to exercise its powers and duties in administration of the Plan. Such information shall be conclusive for all purposes of the Plan and the Compensation Committee shall be entitled to rely thereon without any investigation thereof; provided, however, that the Compensation Committee may correct any errors discovered in any such information.
8.EFFECTIVE DATE, TERMINATION AND AMENDMENT
(a)Effective Date of the Plan. The Plan shall be effective as of the Effective Date.
(b)Amendment and Termination of the Plan. The Plan may be terminated or revoked by the Board at any time and amended by the Board from time to time, provided that neither the termination, revocation or amendment of the Plan may, without the written approval of the Participant, reduce the amount of a bonus payment that has been determined by the Compensation Committee to be due and payable, but has not yet been paid.
9.MISCELLANEOUS PROVISIONS
(a)Unsecured Creditor Status. A Participant entitled to a bonus payment hereunder shall rely solely upon the unsecured promise of the Company, as set forth herein, for the payment thereof, and nothing herein contained shall be construed to give to or vest in a Participant or any other person now or at any time in the future, any right, title, interest, or claim in or to any specific asset, fund, reserve, account, insurance or annuity policy or contract, or other property of any kind whatever owned by the Company, or in which the Company may have any right, title, or interest, now or at any time in the future.
(b)Other Company Plans. It is agreed and understood that any benefits under this Plan are in addition to any and all benefits to which a Participant may otherwise be entitled under any other contract, arrangement, or voluntary pension, profit sharing or other compensation plan of the Company, whether funded or unfunded, and that this Plan shall not affect or impair the rights or obligations of the Company or a Participant under any other such contract, arrangement, or voluntary pension, profit sharing or other compensation plan, including any other bonus plan or arrangement as may currently be in place or as may be established hereafter.
(c)Separability. If any term or condition of the Plan shall be invalid or unenforceable to any extent or in any application, then the remainder of the Plan, with the exception of such invalid or unenforceable provision, shall not be affected thereby, and shall continue in effect and application to its fullest extent.
(d)Continued Employment. Neither the establishment of the Plan, any provisions of the Plan, nor any action of the Compensation Committee shall be held or construed to confer upon any Participant the right to a continuation of employment by the Company. The Company reserves the right to dismiss any employee (including a Participant), or otherwise deal with any employee (including a Participant) to the same extent as though the Plan had not been adopted.
(e)Incapacity. If the Compensation Committee determines that a Participant or Designated Beneficiary is unable to care for his affairs because of illness or accident, or is a minor, any benefit due such Participant or Designated Beneficiary under the Plan may be paid to his spouse, child, parent, or any other person deemed by the Compensation Committee to have incurred expense for such Participant or Designated Beneficiary (including a duly appointed guardian, committee, or other legal representative), and any such payment shall be a complete discharge of the Company’s obligation hereunder.
(f)Governing Law. The Plan shall be construed, administered, and enforced according to the laws of the Commonwealth of Kentucky, except to the extent that such laws are preempted by the Federal laws of the United States of America. This Plan and the payments hereunder are intended to be exempt from Section 409A of the Internal Revenue Code of 1986, as amended, to the maximum extent possible and shall be construed and interpreted accordingly.
(g)Withholding. The Participant or the Designated Beneficiary shall make appropriate arrangements with the Company for satisfaction of any federal, state or local income tax withholding requirements and Social Security or other tax requirements applicable to the accrual or payment of benefits under the Plan. If no other arrangements are made, the Company may provide, at its discretion, for any withholding and tax payments as may be required.
IN WITNESS WHEREOF, and as evidence of the adoption of the Plan, the Company has caused this document to be signed by a duly authorized officer this 29th day of July, 2022.

CHURCHILL DOWNS INCORPORATED

By:	/s/Katherine Armstrong
Its:	SVP of Human Resources